  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 23, 2016

Griffin-Benefit Street Partners BDC Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-55351

MD	47-0995168
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, CA 90245
(Address of principal executive offices, including zip code)

(310) 469-6100
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into Material Definitive Agreement
Amendment to Expense Support and Conditional Reimbursement Agreement
On March 23, 2016, Griffin-Benefit Street Partners BDC Corp. (the "Registrant") and Griffin Capital BDC Advisor, LLC, the Registrant's external advisor (the "Adviser") entered into an Amendment to the Expense Support and Conditional Reimbursement Agreement (the "Amended ESA"), which is effective for all reimbursement payments, including Operating Expenses (as defined below), from the Registrant to the Adviser made on or after December 31, 2015. The Amended ESA provides that the Registrant will not make reimbursement payments to the Adviser unless, at the time of the reimbursement, the Registrant's Operating Expense Ratio and Annualized Distribution Rate (each, as defined in the Amended ESA) equal or exceed the Operating Expense Ratio and Annualized Distribution Rate, respectively, as of the date the Adviser made the corresponding expense payment. The Amended ESA limits the Registrant's liability for organization and/or offering expenses to the sum of (i) all Expense Payments (as defined in the Amended ESA) paid by the Adviser to the Registrant in cash and not previously reimbursed to the Adviser by the Registrant; and (ii) non-organization and offering costs included in the Operating Expenses incurred by the Adviser and its affiliates, and accrued as an amount due to the Adviser by the Registrant. In addition, the Amended ESA created a defined term for Operating Expenses. Operating Expenses is defined as including all costs and expenses paid or incurred by the Registrant, as determined under generally accepted accounting principles, including, without limitation, advisory fees payable under the Registrant's advisory agreement, interest on indebtedness for the covered period, organizational and offering expenses, and expenses incurred in connection with the Registrant's ongoing offering of its common stock. Finally, the Amended ESA provides that the Registrant will repay organization and offering expenses only to the extent that such expenses do not exceed 1.5% of the current amount of gross proceeds that the Registrant has received from its offering.
The foregoing summary of the material terms of the Amended ESA is qualified in its entirety by the Amended ESA, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective March 23, 2016, John Canning, the Registrant's Chief Compliance Officer ("CCO"), in connection with his resignation as a Senior Managing Director at Cipperman Compliance Services, LLC ("Cipperman"), the Registrant's third party compliance firm, resigned from his position as the Registrant's CCO. In connection with Mr. Canning's departure from Cipperman, on March 23, 2016, the Registrant's board of directors (the "Board"), after consultation with Cipperman, appointed Jay Haas, age 45, to serve as the Registrant's CCO.
Mr. Haas serves as one of the compliance directors at Cipperman, a position he has held since October 2014, where he is responsible for compliance testing, maintaining compliance calendars and manuals, overseeing regulatory filings, preparing annual review reports, conducting sub-advisor due diligence reviews, and assisting in regulatory examinations for various mutual fund companies, investment advisors, and broker-dealers.

Mr. Haas has more than 18 years of experience in the financial services industry. Prior to joining Cipperman, from May 2006 to October 2014, Mr. Haas worked at The Vanguard Group, an investment management company, where he served as the Risk Manager and Compliance Manager. In addition, Mr. Haas served in various other positions, including: Vice President, Director of Compliance for Ferris Baker Watts, Inc. from 2004 to 2006; Vice President, Assistant Director of Compliance for Janney Montgomery Scott LLC from 1999 to 2004; and Senior Compliance Examiner and Mentor at FINRA from 1996 to 1999. Mr. Haas received a B.S. in Economics/Finance from Bentley University. Mr. Haas is a licensed securities professional holding Series 7, 9, 10, 14, 24, 55, and 63 licenses and is a FINRA Certified Regulatory Compliance Professional.

Item 9.01    Exhibits

(d)     Exhibits.

10.1    Amendment to Expense Support and Conditional Reimbursement Agreement

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-Benefit Street Partners BDC Corp.

Date: March 29, 2016	By:	/s/ Howard S. Hirsch
Howard S. Hirsch
Vice President and Secretary